Exhibit 10.41
WELLCARE HEALTH PLANS, INC.
SPECIAL RETENTION BONUS PLAN
     Purpose. WellCare Health Plans, Inc. (the “Company”) wishes to provide under this plan (the “Plan”), made as of October 31, 2007 (the “Effective Date”), a Special Retention Bonus to certain individuals in recognition of their prior contributions and as an incentive for such individuals to continue to provide services to the Company.
     Participants. Participants are those employees who were employed by the Company on the Effective Date, who are in a position defined by the Company as Focal Point bonus-eligible, and employees who have been specifically designated by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) to participate (each, a “Participant”). Employees hired after the Effective Date will not be eligible to participate in the Plan. Employees who are employed by the Company on the Effective Date but who are not eligible to receive a bonus in the Focal Point process, but who subsequently are promoted to a position at which the employee is eligible to receive a bonus in the Focal Point process will become Participants in the Plan.
     Special Retention Bonuses. The Company will pay, in a single lump-sum payment less applicable withholding taxes, a Special Retention Bonus to Participants in accordance with the following:
     (i) Participants will receive a letter agreement from the Company that specifies the specific percentage of such Participant’s base salary or, as to Sales Managers, the Base Salary Equivalent (the “Specified Percentage”) on which the Special Retention Bonus will be paid and the terms and conditions of the Special Retention Bonus. The Participant must acknowledge delivery of the letter agreement.
     (ii) (A) Participants who are actively employed on December 31, 2008 and who are not on an active performance improvement plan on such date will receive a Special Retention Bonus within thirty days of December 31, 2008 equal to the Specified Percentage multiplied by their then-current base salary or Base Salary Equivalent, as applicable; provided, however, that if a Change in Control is consummated prior to December 31, 2008, the Special Retention Bonus will be equal to the Specified Percentage multiplied by the higher of the Participant’s base salary or Base Salary Equivalent, as applicable, as in effect on the consummation of a Change in Control or December 31, 2008.
          (B) Employees who are promoted and become Participants after the Effective Date will receive a pro-rata portion of their Special Retention Bonus based on the number of months from the Effective Date to December 31, 2008 that the employee was a Participant.
          (C) Participants who experience a promotion after the Effective Date that increases the Participant’s Specified Percentage will receive a pro-rated portion of the Special Retention Bonus that the Participant was eligible to receive at each level of employment, based on the number of months the Participant was employed after the Effective Time at each level of employment.
          (D) If a Participant is on a leave of absence and returns to work on or before December 31, 2008 and either (i) the Participant’s return to work rights are protected by applicable law, or (ii) the Participant is on a Company-approved leave of absence for medical reasons, the Participant will receive a Special Retention Bonus payable within thirty days of December 31, 2008. If a Participant is on a leave of absence described in this section (D) on December 31, 2008 and such Participant returns to active employment, the Participant will receive a Special Retention Bonus, to be paid as soon as practicable following such Participant’s return to active employment.
          (E) If a Participant was on a Company-approved leave of absence for other than medical reasons and returns to work on or before December 31, 2008, the Participant will receive a pro-rated portion of the Special Retention Bonus that the Participant was eligible to receive for the number of months the Participant was actively employed, payable within thirty days of December 31, 2008. If a Participant is on a leave of absence described in this section (E) on December 31, 2008 and such Participant returns to active employment, the Participant will receive a pro-rated portion of the Special Retention Bonus that the Participant was eligible to receive for the number of months the Participant was actively employed, to be paid as soon as practicable following such Participant’s return to active employment.
     (iii) Participants who are terminated prior to December 31, 2008 as a result of their death, disability, a reduction in force or an elimination of position while the Participant is not on an active performance improvement plan, will, within 30 days of the date of termination, receive a Special Retention Bonus equal to the Specified Percentage multiplied by their base salary or Base Salary Equivalent, as applicable, on the date of termination multiplied by a fraction, the numerator of which is the number of months from the Effective Date to the date of the Participant’s termination and the denominator of which is the number of months from the Effective Date to December 31, 2008, provided, however, that in the event a termination described in this section (iii) or a termination without Cause occurs after a Change in Control, the Special Retention Bonus payable to a Participant will not be pro-rated.

     (iv) Participants who are terminated by the Company without Cause prior to December 31, 2008 but after negotiations regarding a Change in Control have commenced will, if the Change in Control contemplated by such negotiations is consummated before December 31, 2008 receive the payment described in (iii) above, at the time specified in (iii) above, and a payment equal to the difference between the payment described in (ii)(A) above (calculated as though the Participant were employed on the date of the consummation of the Change in Control) and the payment described in (iii) above, paid within 30 days of December 31, 2008.
     (v) Participants who are terminated for Cause after a Change in Control or who voluntarily terminate their employment for any reason prior to December 31, 2008 will not be eligible to receive a Special Retention Bonus.
     (vi) For purposes of all pro-rated calculations made under the Plan, if a Participant is actively employed through or employed at a certain level through the fifteenth of the month, the Participant will be considered to have been employed for the entire month or employed at a certain employment level for the entire month.
       Definition of “Base Salary Equivalent.” For purposes of the Plan, “Base Salary Equivalent” shall mean a Sales Manager’s (i) base pay, plus (ii) budgeted commissions, minus (iii) applicable corporate target bonus equivalent.
       Definition of “Change in Control.” For purposes of the Plan, “Change in Control” shall mean the occurrence of one of the following events:
          (i) if any “person” or “group,” as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successors thereto, other than any employee benefit plan of the Company or any subsidiary, or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or any subsidiary (each, an “Exempt Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company; or
          (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or
          (iii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
          (iv) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.
       Definition of “Cause.” For purposes of this Plan, with respect to any Participant, “Cause” shall have the equivalent meaning as the term “cause” or “for cause” in any employment agreement between the Participant and the Company or any subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of one or more of the following events:
          (i) Conviction of any felony or any crime or offense lesser than a felony involving the property of the Company or a subsidiary; or
          (ii) Deliberate or reckless conduct that has caused demonstrable and serious injury to the Company or a subsidiary, monetary or otherwise, or any other serious misconduct of such a nature that the Participant’s continued relationship with the Company or a subsidiary may reasonably be expected to adversely affect the business or properties of the Company or any subsidiary; or
          (iii) Willful refusal to perform or reckless disregard of duties properly assigned, as determined by the Company; or
          (iv) Breach of duty of loyalty to the Company or a subsidiary or other act of fraud or dishonesty with respect to the Company or a subsidiary.
          Any good faith determination of “Cause” made by the Compensation Committee shall be binding and conclusive on all interested parties.
     Administration. The Compensation Committee is responsible for the general operation and administration of the Plan and for carrying out the provisions thereof and has full discretion in designating Participants and interpreting and administering the provisions of the Plan in a manner consistent with the Plan’s intent. The Compensation Committee from time to time may delegate its powers and authorities related to the operation and administration of the Plan to one or more officers or other members of management of the Company.
     Effect on Other Plans. The accrual or payment of the amounts under this Plan shall not affect the Participant’s participation under any other plan.

     Nontransferability. Neither the Participant nor his or her beneficiaries nor anyone claiming an interest through him shall have any right to assign, pledge, or otherwise transfer the right to receive a payment under this Plan. Any rights to such payments are expressly declared to be nonassignable and nontransferable. Unless the law requires otherwise, no unpaid amounts shall be subject to attachment, alienation, garnishment, or execution, or be transferable if the Participant becomes bankrupt or insolvent, for the satisfaction of the debts of, or other obligations or claims against, the Participant or his beneficiaries, or any person or entity claiming an interest through him or them, including claims for alimony, support, or separate maintenance.
     Plan Amendments. The Compensation Committee may amend or terminate the Plan at any time, without the consent of the Participants; provided, however, that no amendment will deprive any Participant of any benefits set forth in the Plan that were earned before any such amendment or termination.
     Plan Termination. The Plan will terminate after all payments of Special Retention Bonuses have been paid, which will be as soon as practicable after December 31, 2008.
     No Employment Contract. Nothing contained in his Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate any Participant’s employment.
     Unfunded; unsecured. This Plan will at all times be entirely unfunded and no provisions will at any time be made with respect to segregating assets of any entity for payment of any benefits hereunder. Any assets set aside or earmarked for the payment of benefits hereunder shall belong exclusively to the Company. As to any claim for any unpaid amounts under this Plan, a Participant or any other person having a claim for payment shall have no rights greater than the rights of an unsecured general creditor of the Company.
     Repayment of Special Retention Bonus. If it is ever determined by the Board, in its sole and absolute discretion, that actions by a Participant have constituted: (i) wrongdoing that contributed to (A) any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or (B) any statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed; (ii) gross misconduct; (iii) breach of fiduciary duty to the Company; or (iv) fraud, then the Participant’s participation in this Plan shall be immediately terminated and the Participant shall be required to pay to the Company an amount equal to any payments the Participant has received pursuant to this Plan.
     Tax Withholding; Code Section 409A. The Company will withhold from any payments under this Plan any amount required to satisfy its income and employment tax withholding obligations under federal, state and local law. This Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and must be interpreted consistently therewith.
     Applicable Law. The laws of the State of Delaware govern this Plan and its interpretation.

Specified Percentage Summaries
Vice Presidents and Above — 50%
Senior Directors — 40%
Directors — 33%
Managers (Excluding Sales) — 25%
Individual Contributors/Supervisors (Excluding Sales) — 20%
Sales Managers — Amount deposited into SPA account with 5% of balance available per month